EXHIBIT 4.2

THIRD AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

     This THIRD AMENDMENT TO THE PREFEFRRED STOCK RIGHTS AGREEMENT, dated as of November 15, 2010 (this “Amendment”), is entered into by and between Identive Group, Inc., a Delaware corporation formerly known as SCM Microsystems, Inc. (the “Company), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent entered into a Preferred Stock Rights Agreement, November 8, 2002, as amended December 10, 2008 and November 16, 2009 (the “Rights Agreement”);

     WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement in any respect, without the approval of any holders of Rights, and the Rights Agent shall executed such supplement or amendment;

     WHEREAS, the Board of Directors of the Company has approved an offering of its securities in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Offering”), in which certain existing stockholders (the “Existing Stockholders”) of the Company intend to participate;

     WHEREAS, the Board of Directors of the Company has determined that the Offering is fair to the Company and that the Rights Agreement should be amended to revise the definition of “Acquiring Person” so that these Existing Stockholders will not be deemed to be Acquiring Persons as a result of their participation in the Offering; and

     WHEREAS, the Company desires to modify the terms of the Rights Agreement as set forth herein, and, pursuant to Section 27 of the Rights Agreement, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall remain in full force and effect.

     2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

3.	Amendments.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is

hereby amended to read in its entirety as follows:

     “‘Acquiring Person’ shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (1) the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, or (2) the persons or entities set forth on Annex A hereto (the “Designated Holders”), for so long as each such person or entity, together with its respective Affiliates and Associates, beneficially owns no more than 19.99% of the Common Shares then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or, in the case of each Designated Holder, more than 19.99%) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of each Designated Holder, more than 19.99%) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more (or, in the case of each Designated Holder, more than 19.99%) of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof; (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more (or, in the case of each Designated Holder, more than 19.99%) of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more (or, in the case of each Designated Holder, more than 19.99%) of the Common Shares then outstanding; and (iii) neither Hirsch nor any of its affiliates or stockholders shall be deemed an Acquiring Person on account of the execution or delivery of the Merger Agreement or the Ancillary Agreements or the consummation of the transactions contemplated thereby (including, until the termination of the Stockholder Agreement in accordance with its terms, as a result of any Hirsch stockholder being deemed the Beneficial Owner of any Common Shares solely as a result of their being a party to the Stockholder Agreement).”

     (b) Exhibit C to the Rights Agreement is hereby deemed to be amended in a manner consistent with this Amendment.

4.	Effective Date. This Amendment is effective as of November 15, 2010.

5.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

     6. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     7. Headings. The headings in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

IDENTIVE GROUP, INC.

By: /s/ Melvin Denton-Thompson Name: Melvin Denton-Thompson Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Isaac J. Kagan Name: Isaac J. Kagan Title: Vice President

     Annex A to Third Amendment to Preferred Stock Rights Agreement

Designated Holders

1.	Mountain Partners AG and its Affiliates and Associates

2.	Lincoln Vale European Partners Master Fund, LP and its Affiliates and Associates